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                                                                    EXHIBIT 21.1

                          EXCEL SWITCHING CORPORATION
                          SUBSIDIARIES OF THE COMPANY




1. Excel Securities Corp.
   a Massachusetts Corporation
   Excel Switching Corporation ownership      100%